SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

ePresence, Inc.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Not applicable

(2)	Aggregate number of securities to which transaction applies: Not applicable

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Not applicable

(4)	Proposed maximum aggregate value of transaction: Not applicable

(5)	Total fee paid: Not applicable

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid: Not applicable

(2)	Form, Schedule or Registration Statement No.: Not applicable

(3)	Filing Party: Not applicable

(4)	Date Filed: Not applicable

Important Additional Information Will Be Filed With The SEC

ePresence, Inc. (“ePresence” or the “Company”) plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the proposed sale of its services business to Unisys Corporation (“Unisys”), sale of Switchboard Incorporated (“Switchboard”) shares and ePresence’s proposed liquidation and dissolution. The Proxy Statement will contain important information about ePresence and the matters submitted for shareholder approval. Investors and shareholders are urged to read the Proxy Statement carefully when it is available.

Investors and shareholders will be able to obtain free copies of the Proxy Statement under Schedule 14A and other documents filed with the SEC by ePresence through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the Proxy Statement from ePresence by contacting the corporate secretary of ePresence at (508) 898-1000.

ePresence and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed sale of the service business assets, sale of Switchboard shares and liquidation and dissolution. Information regarding ePresence’s directors and executive officers is contained in ePresence’s Form 10-K for the year ended December 31, 2002, Form 10-Q for the quarter ended June 30, 2003 and Proxy Statement dated April 21, 2003 in connection with ePresence’s 2003 Annual Meeting of Shareholders, which are filed with the SEC. As of September 30, 2003, ePresence’s directors and executive officers beneficially owned approximately 7,297,731 shares (assuming the exercise of all vested options), or approximately 27.44 percent, of ePresence’s common stock. A more complete description will be available in the Proxy Statement.

A registration statement relating to the Switchboard shares included in the proposed offering has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may any offers to buy be accepted prior to the time the registration statement becomes effective. This Schedule 14A filing shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

Forward-looking Statements

Each of the statements contained in this filing concerning the Company’s business and financial outlook, plan to liquidate and estimated timing and proceeds thereof, operations and performance, and any other statements using the terms “expect,” “anticipate,” “target,” “plan,” “believe,” “will,” and other similar terms and any other statements in this filing that are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and could differ materially from actual results or events based on various important factors, including, without limitation: any failure to satisfy the closing conditions to the sale of the Company’s services business to Unisys; the market value of the Switchboard common stock; failure of Switchboard to have declared effective by the Securities and Exchange Commission a registration statement relating to the proposed offering of shares of Switchboard common stock; costs and liabilities in excess of, or lower than, those currently anticipated by the Company; and any delays or difficulties in implementing the plan of liquidation. For further information on these and other risks, uncertainties, and factors, please review the Company’s Form 10-K for 2002 filed with the SEC on March 28, 2003, as well as the Company’s subsequent filings with the SEC. The forward-looking statements made in this filing relate only to events as of the date on which the statements are made and the Company undertakes no obligation to update these forward-looking statements.

*****

The following is the form of correspondence sent by ePresence to its customers:

Dear Client Name,

Today, we are announcing that ePresence has signed a definitive agreement that will allow Unisys Corporation to acquire our services business. The transaction, which is subject to approval by our shareholders and other closing conditions, is expected to close in the fourth quarter of 2003. Our cash and Switchboard holdings are not included in this agreement. You can read the complete press release on our ePresence website www.epresence.com or on Unisys website www.unisys.com

I wanted to be the first to share this news with you and provide some insight into the background and proceedings that occurred prior to formulating this agreement. Over the past several months, the ePresence Management team, with input from multiple external sources, explored numerous strategic options and met with many companies who expressed interest in the unique and focused expertise of our services business. Among our highest priorities was to create a new business with a broader solution portfolio, critical mass for long-term viability and a worldwide service delivery capability that would benefit our clients, employees and partners alike.

I hope you will see this as a positive step for you, and the future of our Security and Identity Management (SIM) and Remote Access Managed Services (RAMS) business. The combination of our proven service delivery capability and experienced sales and support staff with Unisys resources will enable us to provide clients with leading-edge SIM and RAMS solutions.

Rest assured that the services for which you have contracted will be delivered without interruption. Should questions arise regarding this transaction please contact your ePresence Account Executive.

I can say without reservation that Unisys is eager to embrace the ePresence team and expand our reach in the marketplace. In fact, as we tap into Unisys resources, we expect to be able to offer an even wider array of solutions and services.

Thanks again for choosing ePresence. Our clients have always been our first priority – and this will not change when we join Unisys.

Bill Ferry	Scott G. Silk
Chairman & CEO	Sr. V.P. & General Manager
ePresence, Inc.	ePresence, Inc.